Contact: James Gherardi 312-394-7417 Media Hotline James.Gherardi@exeloncorp.com FOR IMMEDIATE RELEASE December 6, 2023 EXELON APPOINTS BRYAN SEGEDI TO BOARD OF DIRECTORS Former Ernst & Young executive and global finance expert is known for driving significant growth and transformation CHICAGO, December 6, 2023 – Exelon (Nasdaq: EXC) today announced that its Board of Directors has elected Bryan Segedi as a director. Segedi, 64, held a distinguished career at Ernst & Young LLP (EY), most recently serving as deputy global vice chair, Assurance. As deputy global vice chair of Assurance, Segedi oversaw the firm's $12 billion assurance service line and more than 77,000 professionals. Among his accomplishments was spearheading the firm’s global audit transformation program, including the implementation of cutting-edge technology and audit analytics. “Bryan brings impeccable financial, audit and management credentials to our board, and we were particularly impressed by his experience implementing new tools and technologies,” said Calvin Butler, Exelon’s president and CEO. “His experience will be critically important as Exelon continues to establish itself as the leader in the energy transformation.” In a prior role as advisory global markets leader at EY, Segedi was responsible for developing the global business strategy for EY's consulting practice, playing a pivotal role in enhancing EY's brand and reputation. During his career, he has had significant engagement with key regulatory bodies such as the Securities and Exchange Commission (SEC) and the Public Company Accounting Oversight Board (PCAOB). Since retiring in 2015, Segedi has been an executive in residence at Arizona State University's W. P. Carey School of Business. He has mentored MBA students and delivered guest lectures on topics such as analytics, globalization, and transformational projects. He is also a member of the Board of Directors of Western Alliance Bank. Segedi holds a bachelor’s degree in business administration from Alma College and a master’s degree in management from Northwestern University. He is a certified public accountant. Segedi’s election is effective January 1, 2024. # # # About Exelon Exelon (Nasdaq: EXC) is a Fortune 250 company and the nation’s largest utility company, serving more than 10 million customers through six fully regulated transmission and distribution utilities — Atlantic City Electric (ACE),

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